UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

MAWSON INFRASTRUCTURE GROUP INC.
(Name of Registrant as Specified In Its Charter)

THE ENDEAVOR INVESTOR GROUP: ENDEAVOR BLOCKCHAIN, LLC PM SQUARED, LLC JOSHUA KILGORE CODY SMITH PHIL STANLEY
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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The Endeavor Investor Group intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other things, the election of one or more director nominees at the 2026 annual meeting of stockholders of Mawson Infrastructure Group Inc., a Delaware corporation.

On January 22, 2026, The Endeavor Investor Group issued the following press release.

A Letter to the Stockholders of Mawson Infrastructure Group Inc.

FORT SMITH, Ark., Jan. 22, 2026 (GLOBE NEWSWIRE) -- The Endeavor Investor Group (together with its affiliates, “Endeavor” or “we”) today issued the following letter to Mawson Infrastructure Group Inc. (“Mawson” or the “Company”) stockholders.

Dear Fellow Shareholders:

The Endeavor Investor Group (together with its affiliates, “Endeavor” or “we”) is a significant stockholder of Mawson Infrastructure Group Inc. (“Mawson” or the “Company”). We invested in Mawson because we believe the Company controls a strategically important footprint in high-performance compute (“HPC”) and digital asset infrastructure that is not reflected in today’s share price.

Mawson is a strategic and valuable company. It has capabilities, relationships, and assets that are difficult and expensive to replicate. Despite this, the Company has suffered from repeated strategic missteps, poor capital allocation decisions, and ineffective oversight during periods of financial distress.

In our view, the Company’s current position reflects failures in governance and leadership. The current Board and CEO have not delivered the strategy, execution, or accountability shareholders deserve. We believe meaningful change in leadership is necessary for shareholders to realize the value we see in Mawson’s assets and platform. Shareholders should evaluate whether the current leadership team is fit for purpose at this inflection point and whether the Company needs different experience, urgency, and accountability at the top.

Against this backdrop, we are writing to you today for three reasons:

(1)  Mawson’s current trajectory is not sustainable or acceptable for shareholders

(2)  The Board has not meaningfully engaged with us despite repeated outreach

(3)  We believe shareholders deserve a credible plan and immediate action

In our view, the path forward begins with stabilizing the balance sheet, prioritizing Mawson’s highest-value assets, and restoring accountability at the Board and management level

State of Mawson Today

(1)  ~95% decline in share price

a.  Mawson’s market capitalization has fallen from approximately $450 million at the end of 2021 to roughly $15 million as of early January 2026

(2) Overreliance on dilutive equity issuances and asset sales

a.  As disclosed in the Company’s SEC filings, Mawson recently sold approximately 1.6 million shares through its at-the-market (“ATM”) program, for ~$9.6 million in gross proceeds

b.  Despite Mawson’s all-time low market capitalization, management continues to sell shares today

(3)  Lack of coherent leadership, CEO Turnover

a.  Mawson is operating with a temporary CEO and has had to dismiss its past two CEOs for cause

b.  The current management team is largely comprised of attorneys and is focused more on litigation than on operations

(4) Strained Balance Sheet

a.  As of September 30, 2025, Mawson had $9 million of negative equity on its balance sheet and more than $24 million of borrowings due within one year

What Endeavor Proposes Mawson Should Do

(1)  A focused strategy around Mawson’s highest-value sites and customers towards AI and high-density compute

a.  Leverage the company’s attractive power and site footprint in strategically-advantaged regions beyond Bitcoin mining

b.  As an example of the untapped value, in 2022, Mawson agreed to sell its Sandersville, Georgia Bitcoin mining facility and 6,468 ASIC miners to a large publicly traded Bitcoin miner for up to $42.5 million in total consideration. The sale price is nearly 3x the entire market capitalization of Mawson today, demonstrating both the destruction in value and the Company’s inability to harvest the value of its own assets

(2)  A meaningful equity recapitalization that reduces short-term liabilities and ends the cycle of crisis financing

a.  Endeavor will be an active partner to Mawson and provide new equity capital to fund near-term obligations and support future growth

(3)  Improved governance that reflects relevant experience in AI, HPC, digital assets, and energy, and that holds management to clear performance standards and alignment between management incentives and shareholder value

Why Endeavor is Uniquely Positioned to Lead this Change and Next Steps

Endeavor and its affiliates have deep experience across digital infrastructure, power markets, high-performance compute, and digital assets. We have deployed capital across multiple market cycles and understand the operational, financial, and governance discipline required to scale infrastructure businesses responsibly. Our capital is long-term, aligned, and at risk alongside all other stockholders.

Since disclosing our investment, Endeavor has repeatedly sought to work with the Board and management to address Mawson’s challenges. We have shared the above-mentioned concerns and solutions with Mawson’s Board and Management. Our intent is straightforward: we want to help Mawson avoid a destabilizing outcome and create value for all its shareholders. We are ready to commit a substantial amount of our own capital to help Mawson succeed. We are not seeking special control rights, favorable economics, or any side arrangements. We simply want Mawson to succeed and reap benefits for all shareholders. Ideally, this can be accomplished in collaboration with the existing Board. However, if the Board continues to refuse to meaningfully engage with shareholders, we are prepared to consider all available shareholder-driven remedies, consistent with our rights and responsibilities as owners.

We encourage all stockholders to carefully evaluate Mawson’s performance, the Board’s record, and the path forward. We are confident you will arrive at the same conclusions we have.

Sincerely,

THE ENDEAVOR INVESTOR GROUP

Endeavor Blockchain, LLC

PM Squared, LLC

Joshua Kilgore

Cody Smith

Phil Stanley

About Endeavor Investor Group
The Endeavor Investor Group (together with its affiliates, “Endeavor”) is an investment group focused on high-performance compute and digital asset infrastructure. Endeavor is comprised of Endeavor Blockchain, LLC, Big Digital Energy LLC, PM Squared, LLC, and certain associated individuals and entities, including Joshua Kilgore, Cody Smith, and Phil Stanley.

Through its affiliates, Endeavor has invested in and operates large-scale, energy-intensive compute and digital asset infrastructure across the United States, with experience in:

•	Developing and financing high-density compute and digital asset facilities;

•	Power procurement, grid interconnection, and regulatory strategy in diverse energy markets; and

•	Designing, building, and operating mission-critical infrastructure for digital assets and high-performance computing.

Investor contact:

Investor Relations
Samir Jain
Email: ir@big-digital.energy

CERTAIN INFORMATION CONCERNING ENDEAVOR

Endeavor intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other things, the election of one or more director nominees at the 2026 annual meeting of stockholders of Mawson Infrastructure Group Inc., a Delaware corporation (“Mawson” or the “Company”).

ENDEAVOR STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO ENDEAVOR’S INVESTOR RELATIONS DEPARTMENT AT THE CONTACT INFORMATION SET FORTH ABOVE.

The participants in the proxy solicitation are anticipated to be Endeavor Blockchain, LLC (“Endeavor Blockchain”), PM Squared, LLC (“PM2”), Joshua Kilgore, Cody Smith, Phil Stanley, and such other persons as may be identified in the proxy statement and any other proxy materials filed by Endeavor with the SEC (collectively, the “Participants”).

As of the close of business on January 21, 2026:

•	Endeavor Blockchain beneficially owned directly 1,400,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”).
•	PM2 beneficially owned directly 2,297 shares of Common Stock.
•	Mr. Kilgore beneficially owned directly 8,000 shares of Common Stock.
•	Mr. Smith beneficially owned directly 70,000 shares of Common Stock.

Through his 100% ownership of the membership interests in Endeavor Blockchain, LLC, Joshua Kilgore may be deemed to beneficially own an aggregate of 1,408,000 shares of Common Stock. Through his 100% ownership of membership interests in PM Squared, LLC, Phil Stanley may be deemed to beneficially own an aggregate of 2,297 shares of Common Stock. Each of the Participants disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

In the aggregate, as of the close of business on January 21, 2026, the Participants beneficially owned 1,485,297 shares of Common Stock, representing approximately 44.9% of the outstanding shares of Common Stock of the Company based on 3,304,639 shares outstanding as reported by the Company in its Quarterly Report on Form 10-Q filed on November 14, 2025 and its Current Report on Form 8-K filed on December 17, 2025.

Additional information regarding the Participants and their direct or indirect interests in the securities of the Company, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC by Endeavor in connection with the solicitation of proxies for the Company’s 2026 annual meeting of stockholders.